Exhibit 10.36

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (this “MOU”) is made on April 9, 2010 (the "Effective Date"), by and between NeoMagic Corporation, a Delaware corporation, having its principal place of business at 2372-A Qume Drive, San Jose, California 95131 (“NeoMagic”) and Synapse Design Automation, Inc., a Delaware corporation, having its principal place of business at 150 South Almaden Blvd., Suite #1380, San Jose, California 95113 (“Synapse”).  Synapse and NeoMagic are, collectively, the “Parties.”

This MOU sets forth and summarizes the mutual understanding and present intention of the Parties with respect to a possible development agreement relating to a semiconductor chip utilizing 65nm and below mixed signal technologies.  This MOU does not create binding rights or obligations between the Parties to enter into such a transaction.

Non-Binding Provisions.  If the Parties were to enter into a formal, binding agreement, the Parties expect that such agreement would contain the terms specified in Exhibit A hereto.  Such exhibit is not a complete statement of all of the terms and conditions of the transaction currently being considered by the Parties.

Binding Provisions.  Notwithstanding that this MOU is non-binding, the obligations of the Parties in this paragraph shall be binding and shall survive any termination of this MOU.  Each Party agrees, upon the mutual execution of this MOU, to not disclose the content of this MOU to any third party, without the prior written consent of the other Party; provided that Synapse acknowledges and agrees that NeoMagic may file with the United States Securities and Exchange Commission a copy of this MOU with Exhibit A, but without the appendices thereto, or a complete version of this MOU, with the confidential portions redacted therefrom.  Each Party shall be responsible for its own expenses associated with this MOU and the negotiation of a related transaction.  This MOU does not affect that certain Mutual Nondisclosure Agreement, dated October 26, 2009, between the Parties.

It is expressly understood that, except for the terms specified above as “Binding Provisions,” this MOU is not intended to be enforceable by either Party.

NeoMagic Corporation	Synapse Design Automation, Inc.

By /s/ Syed Zaidi	By /s/ Satish Bagalkotkar
President and CEO	President and CEO

EXHIBIT A

Key Terms

Parties:	NeoMagic Corporation (“NeoMagic”) and Synapse Design Automation, Inc., (“Synapse”)
USB 3.0 Transceiver IP Development Project:
Pursuant to a statement of work under the definitive agreement, Synapse will design and implement (analog & digital) a USB 3.0 transceiver (the “USB 3.0 Transceiver IP”) as further described in Appendix 1 hereto (the “Technical Appendix”), that NeoMagic will use to manufacture a semiconductor chip (the “SyMagic Transceiver”).  If either Party suggests changes to the specifications for the USB 3.0 Transceiver IP, then the Parties will consider such proposal in good faith and, if necessary, adjust the amounts payable hereunder.  If the Parties fail to agree to such change, then it will not be implemented.  The term “USB 3.0 Transceiver IP” includes all modifications thereto made by or on behalf of Synapse under the definitive agreement or for its licensees.

Development Compensation:
NeoMagic will pay Synapse up to $1,000,000 for its development work under the definitive agreement to complete the USB 3.0 Transceiver IP.  Such fees will be payable upon satisfaction of the conditions specified in Part A of Appendix 2 (the “Financial Appendix”) and such other terms as are agreed by the Parties in the definitive agreement.  Based on the specifications of the USB 3.0 Transceiver IP in the Technical Appendix, Synapse is expected to contribute approximately $1,000,000 in services and materials to complete such development.

License Rights and Limits:
Synapse may only market and license the USB 3.0 Transceiver IP as an embedded IP core, such as part of a SoC or a chipset.  For clarity, Synapse may not license the USB 3.0 Transceiver IP for inclusion in a standalone chip nor may Synapse itself manufacture or distribute a standalone chip using the USB 3.0 Transceiver IP.
NeoMagic may use the USB 3.0 Transceiver IP to manufacture the SyMagic Transceiver and successor chips.  Other than in connection with the design, modification, manufacture and distribution of such chips, NeoMagic may not sublicense the USB 3.0 Transceiver IP.

Synapse Royalty:
Subject to adjustment as specified below, Synapse shall pay NeoMagic the percentage specified in the Financial Appendix, Part B of gross licensing and royalty fees received from licensing the USB 3.0 Transceiver IP.  Synapse shall bear all cost of sales for the USB 3.0 Transceiver IP.  The Synapse Royalty is payable quarterly.

NeoMagic Royalty:
NeoMagic shall pay Synapse the percentage specified in the Financial Appendix, Part B of the Profit (as defined in the Financial Appendix, Part B) from sales of the SyMagic Transceiver.  The Parties will meet to discuss adjustments to the NeoMagic Royalty percentage no later than 3 years after the effective date of the definitive agreement.  The NeoMagic Royalty is payable quarterly.

Royalty Adjustments:
If a USB 3.0 Transceiver IP licensee pays the development costs for changes to such intellectual property, then the Synapse Royalty and NeoMagic Royalty percentages will not be affected.  However, if the development costs for such changes are not paid by such licensee, then the Synapse Royalty and NeoMagic Royalty percentages may be adjusted, if and as agreed by the Parties (based, at least in part, on the portion of the development costs paid by each Party).  If the Parties are unable to agree on such adjustments, then the proposal will be submitted to arbitration; provided that such arbitrator may not impose on NeoMagic an obligation to pay any such development costs.

Agreement Term:	The definitive agreement is perpetual, but each statement of work may be terminated as provided below.

Termination:
Either Party may terminate a statement of work for cause following an opportunity to cure.  In addition, NeoMagic may terminate statements of work without cause.  If either Party terminates the statement of work for the USB 3.0 Transceiver IP for cause prior to final acceptance, such Party may pursue such remedies as are specified in the definitive agreement.  If NeoMagic terminates the statement of work for the USB 3.0 Transceiver IP without cause prior to GDSII delivery, NeoMagic will be obligated to pay 50% of the development costs, if any, not covered by previous installments, provided that such portion will not exceed the next scheduled installment payment amount.

Ownership Rights:
Other than third party intellectual property, the Parties will jointly own all intellectual property rights in the USB 3.0 Transceiver IP and other deliverables delivered under the definitive agreement or in connection with any license of such intellectual property (whether created for NeoMagic or any Synapse licensee of the USB 3.0 Transceiver IP), including any pre-existing intellectual property of Synapse.  The Parties will specify in the definitive agreement their respective rights and obligations in terms of the protection and enforcement of such jointly owned intellectual property.  Prior to including any third party intellectual property in any deliverable, Synapse agrees to obtain NeoMagic’s prior consent.  Synapse confirms that any license fees associated with such third party intellectual property will be at Synapse’s expense.  Notwithstanding the above, as between the Parties, NeoMagic will have exclusive rights in the “SyMagic” trademark.

Warranties and Indemnities:
The definitive agreement shall contain customary representations and warranties and indemnification provisions, including (a) representations by Synapse that the USB 3.0 Transceiver IP and other deliverables comply with the applicable specifications and do not infringe the intellectual property of others and (b) indemnification of NeoMagic by Synapse for any claims of infringement asserted by third parties based on the use of the USB 3.0 Transceiver IP and other deliverables.

Assignment:
Except as provided below, for the first 5 years following the effective date of the definitive agreement, neither Party may assign the definitive agreement or the jointly owned intellectual property without the other Party’s prior consent.  However, either party may assign the definitive agreement in connection with an acquisition of the related business unit; provided that Synapse may not so assign the definitive agreement without NeoMagic’s consent prior to achieving the final payment milestone under the statement of work for the USB 3.0 Transceiver IP.  Any assignment of the jointly owned intellectual property (by either Party) also must include assumption of the related obligations under the definitive agreement.

Standard of Behavior:	The Parties shall agree to act in good faith in connection with their performance of the definitive agreement and in connection with any consent required thereunder.
Governing Law and Jurisdiction:	California.